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EXHIBIT 99.1

                                 PRESS RELEASE


American Environmental Energy, Inc. (AEEI) announces the appointment of Steven Byle to its Board of Directors effective March 3, 2009

Costa Mesa, CA - American Environmental Energy, Inc. (AEEI.PK) is pleased to announce the appointment to the Board of Directors of Mr. Steven Byle. As one of the largest individual investors in AEEI, Mr. Byle joins the board to assist the existing team in developing shareholder value as the company transitions into the active operation of income generating projects in 2009.

Mr. Byle, 41, brings 20 years of experience and technology development in the energy industry to American Environmental Energy. Mr. Byle is a successful entrepreneur, engineer, and patent attorney. He holds a J.D. degree in law from the University of Texas School of Law with Honors, specializing in Intellectual Property Law, and a B.S. degree in engineering from the University of Michigan, School of Engineering with Highest Honors. Mr. Byle has a track record in domestic and international business and is presently the Vice President of Technology for Dockwise, an energy services and transportation company in the offshore oil market with annual revenues of nearly US $500 million. Mr. Byle is also a member of the board of a diverse group of companies, including Proteonomix, a stem cell research company and Core Rubber Resources, an international manufacturing and distribution company.

Brent Brewer, CEO of American Environmental Energy, stated: "Steven is an excellent addition to our team, and in addition to being a consistent voice for our shareholders, he brings sound management and innovative ideas that will certainly enhance the company's development and growth strategies in renewable energy."

                    About American Environmental Energy, Inc.

American Environmental Energy, Inc. is a global developer and manager of renewable and alternative energy sources including carbon offsets, with current focuses in bio-diesel fuel, waste to energy solutions that include anaerobic digesters and pyrolytic conversions, wind, solar, and carbon sequestration applications and technologies. American Environmental Energy supports the use of best available technology and the integration of energy conversion devices where the company can enhance value creation when bundled with proprietary techniques to build "ecologically friendly power parks" that serve the surrounding community.

The information in this press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to prospective operations. Forward-looking statements relate to expectations or forecasts of future events. American Environmental Energy Inc. does not assume the obligation to update any forward-looking statement. Many factors could cause actual results to differ materially from American Environmental Energy Inc.'s forward-looking statements, including the availability of capital and credit, market forces, economic factors, current and future competition and other uncertainties.